SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

         Proxy statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.                )

     Filed by the Registrant   X
     Filed by a Party other than the Registrant

     Check the appropriate box:
      __ Preliminary Proxy Statement    __Confidential, for Use of the
                                          Commission Only (as permitted
                                          by Rule 14a-6(e)(2))
      X Definitive Proxy Statement
     __ Definitive Additional Materials
     __ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             MAIL BOXES ETC.
____________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       X  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)
          (2) or Item 22(a)(2) of Schedule 14A.

       __ $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3).

       __ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:
_____________________________________________________________________________

      (2)  Aggregate number of securities to which transaction applies:
_____________________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
_____________________________________________________________________________

      (4)  Proposed maximum aggregate value of transaction:
_____________________________________________________________________________

      (5)  Total fee paid:
- -----------------------------------------------------------------------------

       __  Fee paid previously with preliminary materials.
_____________________________________________________________________________

       __ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.
- -----------------------------------------------------------------------------

      (1)  Amount Previously Paid:
_____________________________________________________________________________

      (2)  Form, Schedule or Registration State No.:
_____________________________________________________________________________

      (3)  Filing Party:
                         MAIL BOXES ETC.
_____________________________________________________________________________

      (4)  Date Filed:
_____________________________________________________________________________


July 12, 1996


DEAR SHAREHOLDER:

You are cordially invited to attend our 1996 Annual Meeting of Shareholders which will be held this year on Friday, August 23, 1996, at 10:30 A.M. at the Wyndham Garden Hotel, at 5975 Lusk Boulevard, San Diego, California 92121. Directions to the meeting are given on page 2 of this proxy statement.

The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the Meeting. We will also give a presentation on the current status of our business.

Whether or not you plan to attend the Meeting in person, it is important that your shares be represented and voted. After reading the following Notice of Annual Meeting and Proxy Statement, please be sure to complete, sign, date and return your proxy card in the enclosed envelope.

If the address on the accompanying material is incorrect, please advise our Investor Relations Department in writing at 6060 Cornerstone Court West, San Diego, California 92121-3795.

Your vote is important. We will appreciate a prompt return of your signed proxy card and look forward to seeing you at the meeting.

                                   For the Board of Directors,

                                   Anthony W. DeSio
                                   Vice Chairman of the Board
                                   President and Chief Executive Officer



Remember, please complete, sign, date and promptly mail the enclosed Proxy Card in the enclosed envelope, whether or not you plan to attend.

                     DIRECTIONS TO WYNDHAM GARDEN HOTEL

                                    for

                      1996 ANNUAL SHAREHOLDERS MEETING
                             OF MAIL BOXES ETC.


                            WYNDHAM GARDEN HOTEL
                            5975 Lusk Boulevard
                        San Diego, California 92121
                               (619) 558-1818


DIRECTIONS:
From San Diego International Airport:
Go north on Interstate 5 to Route 52. Go east on Route 52 and take 805 north. Exit east-bound at Mira Mesa Boulevard and go east to Lusk Boulevard. Turn left, and hotel is on the right.


                              MAIL BOXES ETC.
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held August 23, 1996


The 1996 Annual Meeting of Shareholders of Mail Boxes Etc. (the "Company") will be held at the Wyndham Garden Hotel located at 5975 Lusk Boulevard, San Diego, California on Friday, August 23, 1996, at 10:30 a.m., California time. At the Annual Meeting, shareholders will consider and act upon the following proposals:


     1. The election of seven directors to hold office until their successors are elected. Company management intends to present the following persons as nominees for election to the Board of Directors by the holders of the Common Stock: Michael Dooling, Anthony W. DeSio, Robert J. DeSio, James F. Kelly, Daniel L.
         La Marche, Harry Casari, and Joel Rossman;

     2.  Approval of amendments to the Mail Boxes Etc. 1995 Stock
         Option Plan for Non-Employee  ("Outside") Directors;

     3.  A shareholder proposal; and

     4. Such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record on the books of the Company at the close of business on June 24, 1996, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. All shareholders are cordially invited to attend the Annual Meeting in person. In order to assure a quorum, all holders of Common Stock are urged to complete, sign and date the accompanying Proxy card and return it promptly in the enclosed envelope. Even if you return your Proxy card, you may nevertheless attend the meeting and vote your shares in person.

                         By Order of the Board of Directors,

                         Bruce M. Rosenberg

                         Vice President, General Counsel
                                   and Secretary

                           San Diego, California
                               July 12, 1996



                               MAIL BOXES ETC.
                         6060 Cornerstone Court West
                      San Diego, California 92121-3795

                               PROXY STATEMENT
                       ANNUAL MEETING OF SHAREHOLDERS
                               AUGUST 23, 1996



This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mail Boxes Etc., 6060 Cornerstone Court West, San Diego, California 92121-3795 (the "Company") of your Proxy for use at the Annual Meeting of Shareholders to be held August 23, 1996, or at any adjournment thereof (the "Meeting"). This Proxy Statement and the accompanying Proxy card are being mailed to all shareholders on or about July 12, 1996.

Any shareholder may revoke a Proxy at any time prior to its exercise by filing a later-dated Proxyor a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a shareholder plans not to attend the Meeting but desires to revoke an earlier Proxy, a later-dated Proxy or notice should be returned in time for receipt not later than the close of business on the day preceding the Meeting.

On June 24, 1996, the record date fixed by the Board of Directors (the "Board"), the Company had outstanding 11,184,506 shares of Common Stock. Common Stock shareholders have one vote for each share on all business of the Meeting, except that those shareholders may have cumulative voting rights with respect to the election of seven Directors. No shareholder may cumulate votes unless a shareholder has announced at the Meeting his intention to do so, but if any shareholder makes such an announcement, all shareholders may cumulate votes. Cumulative voting rights entitle a shareholder to give one nominee as many votes as are equal to the number (seven) of Directors to be elected, multiplied by the number of shares owned by him, or to distribute his votes as he sees fit among two or more nominees on the same principle, up to the total number of nominees to be elected. The seven nominees for Director receiving the highest number of votes at the Meeting from the holders of Common Stock will be elected.

     With respect to voting on all matters other than election of Directors, an affirmative vote of a majority of the shares represented and voting at the meeting is required for approval of the matter. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

                     Summary Of Items To Be Voted Upon:
                     ----------------------------------

1.   Election of Directors;

2. Approval of amendments to the 1995 Stock Option Plan for Non-Employee (Outside) Directors;

3.  A shareholder proposal; and

4.  Other Business.

A Proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained thereon. As to the proposals for which no instructions are given, such proxy will be voted FOR proposals 1 and 2, and AGAINST the shareholder proposal. The Proxy also confers discretionary authority on the persons designated therein to vote on other business, not currently contemplated, which may come before the Meeting.

                              SHARE OWNERSHIP

In addition to the Shareholders shown under the Section entitled Security Ownership by Directors and Management on page 9, the following table also sets forth certain information regarding the ownership of the Company's common stock as of April 30, 1996 for each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock. The shareholders listed below have sole voting and investment power with respect to the shares beneficially owned.

                                   Number of
Name and Address                   Shares                  Percent
of Beneficial Owners               Beneficially            of Class
                                   Owned
- ----------------------------------------------------------------------------
United Parcel Service of           1,810,967                 16.3%
   America, Inc. (UPS)
55 Glenlake Parkway, N.E.
   Atlanta, GA 30328
- -----------------------------------------------------------------------------
Fenimore Asset Management, Inc.      807,350                 7.2%
   118 North Grand Street
       P.O. Box 310
   Cobleskill, NY 12043
- -----------------------------------------------------------------------------

UPS acquired the stock under a Purchase Agreement dated September 14, 1990 ("UPS Stock Purchase Agreement"), under which UPS also purchased warrants giving it the right to acquire additional shares of Common Stock over a three year period. In October 1991, UPS exercised its first series of warrants to purchase an additional 355,555 shares of stock at a price of $10.125 per share and in October 1992, UPS exercised its second series of warrants to purchase an additional 355,554 shares of stock at a price of $12.15 per share. The third warrant to purchase 355,554 shares of stock at $14.58 per share was not exercised by UPS and expired on October 3, 1993.

(The foregoing number of shares of stock and stock purchase prices under warrants are all as adjusted for a 4 for 3 stock split that was payable on April 12, 1991, and a 2 for 1 stock split that was payable on April 13, 1992.)




                           ITEM NO. 1 - ELECTION OF DIRECTORS

Seven Directors are to be elected. Each of the nominees for Director were elected as Directors at the last Annual Meeting of Shareholders.

Directors serve for a term of one year and until their successors are duly elected and qualified. Officers serve at the pleasure of the Board. During the fiscal year ended April 30, 1996, the Company's Board of Directors held four meetings, and each of the Directors attended at least 75% of the meetings of the Board and the Committees on which they serve.

Committees of the Board include an Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee, the functions and membership of which are described below.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations as prescribed by California law, during the interval between regular Board meetings.

The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain Officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board.

The Compensation Committee is responsible for making recommendations to the Board of Directors regarding salaries and bonuses to be paid to Officers of the Company. The Compensation Committee also serves as the Stock Option Committee, which is responsible for the administration of the Company's Stock Option Plans and the grant of options under the Plans.

The Nominating Committee's function is to identify and propose to the full Board nominees to fill vacancies on the Board as they occur. The Nominating Committee will consider persons brought to its attention by Officers, Directors and Shareholders. Proposals may be addressed to the Nominating Committee and mailed to the attention of the Secretary of the Company.

The members of the Executive Committee and Nominating Committee are Directors Michael Dooling, Anthony W. DeSio, and James F. Kelly, and the members of the Audit Committee and Compensation Committee are Directors Michael Dooling, James F. Kelly, Harry Casari, and Joel Rossman.

During the fiscal year ended April 30, 1996, the Audit Committee met three times, with all members attending; the Compensation Committee met two times, with all members attending; and the Nominating Committee met once with all members attending. The Executive Committee did not meet during the fiscal year ended April 30, 1996.

                  SECURITY OWNERSHIP BY DIRECTORS AND MANAGEMENT

Set forth below are the beneficial shareholdings, as of April 30, 1996, of the common stock of the Company held by the Directors, nominees for Director, and named executive officers and Directors and executive officers as a group.
                                 Shares of             Percentage
                                Common Stock            of Common
                                   Owned                  Stock
Name                           Beneficially            Outstanding
Michael Dooling                  788,674 <F1>             6.5%
  6060 Cornerstone Court
  San Diego, CA 92121

Anthony W. DeSio               1,811,816 <F2>              15%
  6060 Cornerstone Court
  San Diego, CA 92121

Robert J. DeSio                  159,780 <F3>             1.3%

Joel Rossman                      20,000 <F4>               *

James F. Kelly                    53,652 <F5>               *

Daniel L. La Marche               99,216 <F6>               *

Harry Casari                      20,500 <F7>               *

Gary S. Grahn                     87,000 <F8>               *

Bruce M. Rosenberg               133,599 <F9>              1.1%

Roger A. Peters                   30,000 <F10>              *

Directors and                  3,385,807 <F11>              28%
Executive Officers
as a Group (13 persons)

Directors, Executive           5,196,774 <F12>              43%
Officers and 10%
Shareholders as a Group

* Represents less than one percent (1%) of the Common Stock Outstanding

<F1>
1. Includes 306,498 shares held by Mr. Dooling as General Partner of Jacaranda Partners, and 8,912 shares held by Mr. Dooling's children over which Mr. Dooling's wife retains sole voting control. Mr. Dooling disclaims beneficial ownership of the shares held by his children. Mr. Dooling has a right to acquire 20,000 of such shares pursuant to stock options which are currently exercisable as to 4,000 of the shares covered thereby. The remainder of the shares are held in the Dooling family trust of which Mr. Dooling and his wife are trustees and have voting and investment control.

<F2>
2. Includes 60,225 shares held by Mr. A.W. DeSio's wife and 1,485,570 shares held by the A.W. and Delores DeSio Trust. Mr. DeSio disclaims all beneficial interests in shares held by his wife and one-half of all beneficial interests in shares held by the Trust. Also includes stock options under which Mr. A.W. DeSio has a right to acquire 265,098 of such shares pursuant to incentive stock options which are currently exercisable as to 136,491 of the shares covered thereby.

<F3>
3. Mr. R. J. DeSio has a right to acquire 133,472 of such shares pursuant to incentive stock options which are currently exercisable as to 95,708 of the shares covered thereby.

<F4>
4. Mr. Rossman, who is Vice President of Business Development at United Parcel Service of America, Inc. (UPS), has a right to acquire these shares pursuant to stock options which are currently exercisable as to 4,000 of the shares covered thereby. UPS owns 1,810,967 shares of stock. Mr. Rossman does not have or share the voting or investment power with respect to any such shares and disclaims beneficial ownership of all such shares.

<F5>
5. Mr. Kelly has a right to acquire 20,000 of such shares pursuant to stock options which are currently exercisable as to 4,000 of the shares covered thereby.

<F6>
6. Includes 79,216  shares held in the La Marche Family Trust, of which
Mr. La Marche is co-trustee with his wife and over which Mr. La Marche and his wife have voting and investment control. Mr.La Marche has a right to acquire 20,000 of such shares pursuant to stock options which are currently exercisable as to 4,000 of the shares covered thereby.

<F7>
7. Mr. Casari has a right to acquire 20,000 of such shares pursuant to stock options which are currently exercisable as to 4,000 of the shares covered thereby.

<F8>
8. Gary S. Grahn has a right to acquire 81,950 of such shares pursuant to incentive stock options which are currently exercisable as to 35,900 of the shares covered thereby.

<F9>
9. Bruce M. Rosenberg has a right to acquire 122,952 of such shares pursuant to incentive stock options which are currently exercisable as to 86,080 of the shares covered thereby.

<F10>
10. Roger A. Peters has the right to acquire 30,000 of such shares pursuant to incentive stock options which are currently exercisable as to 7,500 of the shares covered thereby.

<F11>
11. Includes 952,472 shares which may be acquired by the Directors and Officers as a group, under incentive and non-qualified stock options, of which options for 507,679 shares are currently exercisable by all Directors and Officers as a group.

<F12>
12. Includes options to acquire stock as described in footnote 11 above.

BIOGRAPHICAL INFORMATION: The following biographical information is furnished with respect to nominees for election as Directors.

Michael Dooling, 51, was elected Chairman of the Board of Directors of Mail Boxes Etc. in May 1990. He has been a director since August 1987 and was elected Vice Chairman of the Board in August 1988. Mr. Dooling has been the General Partner of Jacaranda Partners, an investment partnership, since January 1987.

Anthony W. DeSio, 66, was elected Vice Chairman of the Board of Directors of Mail Boxes Etc. in May 1990, and has been a director, President and Chief Executive Officer of Mail Boxes Etc. since November 1983. Prior to that time, he was employed at The Brokerage, a San Diego business brokerage firm. Mr. DeSio has held various management positions with Linkabit Corporation, Western Union, General Electric Company and Lockheed Aircraft Corporation. He spent two years in Washington, D.C., as a Presidential interchange executive assigned to the Executive Office of the President of the United States. Anthony DeSio is the brother of Robert DeSio.

Robert J. DeSio, 61, has been a Director of Mail Boxes Etc. since July 1985 and is also Vice President - Training and Communications for the Company.
Mr. DeSio joined the Company in January 1983 and owned and/or operated three MBE Service Center franchises in San Diego County. Mr. DeSio has been in management of retail stores for over 30 years. Robert DeSio is the brother of Anthony DeSio.

Joel Rossman, 43, was elected to the Board of Directors in August 1995. He is Vice President of Business Development at United Parcel Service of America
(UPS) which he joined in 1970. Mr. Rossman has held various operational assignments at UPS, including District Sales Manager and Director of Business Development in the Company's Asia Pacific Region.

James F. Kelly, 58, has been a Director of Mail Boxes Etc. since January 1986. Mr. Kelly is Chairman and Chief Executive Officer of Kelly, Anderson, Pethick
& Associates, Inc., a Washington, D.C. based management consulting firm.
Prior to founding his management consulting firm in July 1984, Mr. Kelly served five years as Deputy Associate Director of the U.S. Office of Management and Budget (OMB) and five years as Director of Administrative Management
Policy at the U.S. Department of Interior.

Daniel L. La Marche, 67, has been a director of Mail Boxes Etc. since August 1985. Prior to joining the Company, Mr. La Marche served 15 years as President and Chief Executive Officer of American Malleable Castings of Marion, Ohio ("AMC"), resigning from that Company in 1985. Mr. La Marche was a Vice President and Secretary at Mail Boxes Etc. from 1985 to 1986. From 1986 through 1990, Mr. La Marche was president and chief executive officer of Integrated Marketing and Insurance Services, located in San Diego, California, and since January 1991, has been acting as a consultant to that firm.

Harry Casari, 60, was elected to the Board in August 1995. Mr. Casari is a CPA and private investor and he was a partner at Ernst & Young LLP until his retirement in September 1994. Mr. Casari was associatedwith Ernst & Young for over 25 years. Mr. Casari is currently on the board of directors of Infrasonics, Inc., Cohu, Inc., and ReadiCare, Inc., all of which are publicly traded companies located in San Diego, California.

Recommendation of the Board of Directors

     The Board of Directors recommends a vote FOR the nominees listed above.

Unless otherwise instructed by the Proxy, the shares represented by Proxies on the accompanying form will be voted "FOR" the seven nominees named herein for election by holders of Common Stock. In the event additional persons are nominated, the proxyholders may cumulate and cast their votes, in their discretion, among all or less than all of the above nominees or substitute nominees in such proportions as the proxyholders see fit. The proxies cannot be voted for a greater number of persons than the number of nominees herein. Should any nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board.

                           EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the annual and long-term compensation of each of the Chief Executive Officer and the next four most highly compensated executive officers ("Named Executives") of the Company, for fiscal years ending April 30, 1996, 1995 and 1994.

Summary Compensation Table:
                                                                  Long-Term
                                                                Compensation
                                Annual Compensation                Awards
                   Fiscal   ----------------------------------  ------------
Name and            Year                         Other             Stock       All Other
Principal          Ended     Salary   Bonus     Annual            Options     Compensation
Position          April 30     ($)    ($)    Compensation <F13>     (#)           ($)
A. W. DeSio         1996   $273,310  $113,800  $20,745            35,000        $3,969 <F14>
President, CEO
and Vice Chairman   1995    248,458    66,000   20,444            10,000         3,485
of the Board
                    1994    226,633    25,000   46,320            30,000         3,036


Robert J. DeSio     1996     89,867    38,000   12,174            20,000          ---
Vice President -
Training and        1995     86,238    22,500    7,794            15,000          ---
Communications,
Director of Board   1994     79,366    10,500    7,911            17,000          ---


Gary S. Grahn       1996    100,582    43,000   13,824            25,000          ---
Vice President and
Chief Financial     1995     89,655    26,000   10,109            15,000          ---
Officer
                    1994     80,765    14,000    5,311            25,000          ---


Bruce M. Rosenberg  1996     94,687    40,000   12,401            25,000          ---
Vice President,
General Counsel and 1995     86,218    24,000   14,483            15,000          ---
Secretary
                    1994     78,851    11,000    8,766            17,000          ---


Roger A. Peters     1996    125,008    46,000    2,330            30,000          ---
Vice President -
Network Operations  1995     33,656    11,000      --               --            ---

<F13>
This amount includes employer matching contributions and profit sharing under the Company's 401(K) Plan and payments for unused vacation and/or sick leave.

<F14>
These amounts are the value of the Company's contributions for the purchase of a split dollar life insurance policy.

                            Option Grants in FY1996

Information concerning FY1996 grants to and exercises by the Chief Executive Officer and the other Named Executives is provided below.

Individual Grants:
                                                                Potential
                                                             Realizable Value
                                                               at Assumed
                                                             Annual Rates of
                            % of Total                         Stock Price
                    Options  Options     Exercise            Appreciation for
                    Granted Granted to    Price   Expiration  Option Term<F16>
  Name              (#)<F15> Employees    ($/Sh)     Date       5%      10%
A. W. DeSio         35,000      13%        8.25     5/23/05  $181,650  $460,250
Robert J. DeSio     20,000      7%         8.25     5/23/05   103,800   263,000
Gary S. Grahn       25,000      9%         8.25     5/23/05   129,750   328,750
Bruce M. Rosenberg  25,000      9%         8.25     5/23/05   129,750   328,750
Roger A. Peters     30,000     11%         8.25     5/23/05   155,700   394,500

<F15>
Under the terms of the 1985 Stock Option Plan, the per share option price is the fair market value of MBE stock on the date of grant and the term of an option is ten years. The options vest at a rate of 25% per year and expire ten years after the date of grant. The exercise price may be paid by cash or delivery of already owned shares. All grants of options include a "reload" feature which permits the optionee the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. Under the Plan, all options will also vest immediately in the event of the optionee's disability or death and in the event that the Company enters into an agreement to dispose of all or substantially all of the assets of the corporation or if there is a change in control of the stock of the corporation.

<F16>
As required by the Securities and Exchange Commission, the dollar amounts in the last two columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% AND 10% annual compounded rates of stock price appreciation over the full option tern. These assumed rates of appreciation applied to the price on the date of the award of these options would result in a Common Stock price on May 23, 2005, of $13.44 and $21.40, respectively. If these price appreciation assumptions are applied to all of the Company's outstanding Common Stock on the date of such award, such Common Stock would appreciate in the aggregate by approximately $5,709,000 and $14,465,000, respectively, over the ten-year period ending on May 23, 2005. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Common Stock.

                   AGGREGATED OPTION/SAR EXERCISES FY96
                   AND FISCAL YEAR END OPTION/SAR VALUES


                                                Number of                 Value of Unexercised
                                               Unexercised                    In-the-Money
                  Shares                       Options/SARs                  Options/SARs
                 Acquired       Value          at FY End (#)                at FY End ($)*
Name            on Exercise    Realized    --------------------------  --------------------------
                    (#)          ($)       Exercisable  Unexercisable  Exercisable  Unexercisable
A.W. DeSio        45,000       $360,225     136,491      128,598        $954,661    $943,910
Robert J. DeSio   18,667        142,302      95,708       37,764         824,285     357,159
Gary S. Grahn      7,850         53,519      35,900       46,050         254,542     379,760
Bruce M. Rosenberg 7,000         69,125      86,080       36,872         676,474     366,054
Roger A. Peters    -0-            -0-         7,500       22,500          75,975     227,925

* Values were calculated based on a closing market price of $18.38 for MBE common stock on April 30, 1996.

                             PERFORMANCE GRAPH

The following table and graph shows a comparison of five year cumulative total return to shareholders for the Company, Standard & Poor's (S&P") 500 Stock Index, and S&P Small Cap 600 Stock Index for the period of five fiscal years commencing May 1, 1991 and ended April 30, 1996.

               Comparison of Five Year Cumulative Total Return*
       Among Mail Boxes Etc., the S & P 500 Index and the S & P Smallcap 600


*$100 invested on 04/30/91 in stock or index - including reinvestment of dividends.
Fiscal Year ending April 30.

                  5/1/91   4/30/92   4/30/93   4/30/94   4/30/95   4/30/96
MBE                $100     $162      $128       $74       $91      $165
S&P 500             100      114       125       131       154       201
S&P SMALLCAP 600    100      120       141       162       171       232


Notes:(1) Assumes $100 invested on May 1, 1991 in MBE Common Stock and each of the indexes and that all dividends were reinvested.

                            EMPLOYMENT CONTRACTS

On April 29, 1992, the Company and Anthony W. DeSio agreed to extend the term of the written employment agreement under which Mr. A. W. DeSio is employed as the Company's President and Chief Executive Officer. The renewed agreement extended from May 1, 1991 and provides that Mr. DeSio would be employed as the Company's CEO, until April 30, 1996 at which time Mr. DeSio would be retained as a consultant to the Company for a period of five years.

By action of the Board of Directors, Mr. DeSio's Employment Agreement was amended to provide that his service as the Company's President and Chief Executive Officer would be extended for another year, until April 30, 1997.

Under the agreement, Mr. DeSio received a base salary of $273,310 in fiscal year 1996. In addition, Mr. DeSio receives an annual bonus payment which may be based on the percentage increase in earnings per share (EPS) of the Company's common stock. In addition, if the EPS has not increased year over year, but earnings are still substantial, then a bonus may be paid in an amount deemed appropriate by the Compensation Committee. As additional long term compensation, Mr. DeSio is also entitled to receive incentive stock options under the Company's stock option plan, in an amount to be determined by the Board of Directors, at a price equal to the fair market value of the stock on the date of grant.

Under the employment agreement, the Company also agreed to obtain a split dollar life insurance policy for the benefit of Mr. A. W. DeSio in an amount which is to be determined and reviewed on an annual basis by the Compensation Committee and the Board. The Company will retain an equity interest in the policy to the extent of its contributions. The intended face value of the policy is approximately $5 million. In FY93, FY94, and FY95 the Company contributed an aggregate of $300,000 toward the funding of the policy, and in FY96, the Company contributed $100,000 toward funding the policy. For the subsequent four years, through FY2000, the Company intends to contribute amounts of approximately $100,000 per year to fund the policy provided that the cash value of the Company's interest in the policy is equal to its contributions and none of such contributions have any negative impact on the Company's earnings. At the end of FY2000, the policy is expected to be fully funded, and no further contributions are contemplated.

As noted above, Mr. DeSio's Employment Agreement was amended to extend his full time service as President and CEO for an additional year, until April 30, 1997. Following his retirement from full-time employment as CEO, the agreement provides that Mr. DeSio is to be retained as a consultant to the Company for a period of five years. Under the consulting provisions of the agreement, Mr. DeSio would then be available to provide consulting services as specified by the Board of not more than 20 hours per week. Mr. DeSio's compensation under the consulting agreement would be one half of the base pay that was in effect on the date of termination of his full-time employment. During the consulting phase, a bonus payment would be established by the Board of Directors, instead of the formula for bonuses based on increases in EPS or as otherwise described above.



                       COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

The Compensation Committee ("Committee") of the Company's Board of Directors is comprised of four directors who are not employees of the Company. The Committee determines the CEO's compensation and, upon recommendation of the CEO, reviews and approves all executive officers' compensation, including salary, bonus payments, and awards under the Company's stock option plan. The Committee has provided the following report on the CEO's compensation, the compensation policies of the Company as they apply to its executive officers and the relationship of Company performance to executive compensation.


Overall Philosophy

The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and should support the Company's business strategy and long-term goals and should enhance shareholder value. Under the guidance of the Committee, compensation policies have been designed that the Committee believes link executive compensation to the attainment of the Company's specific goals, and which will allow the Company to attract and retain those executives critical to the long-term success of the Company by recognizing and rewarding their contributions. The key elements of executive compensation are base salary, annual incentive awards, and stock options.

Base Salary

In April 1992, the Board of Directors agreed to extend the written employment agreement for the Company's CEO, A. W. DeSio. At that time, the Committee reviewed and established the base salary of the CEO based on a combination of factors, including revenue growth, asset growth, earnings per share growth, return on equity, and comparison to executive compensation in other comparable growth companies. In accordance with the Agreement, Mr. A. W. DeSio's base compensation was $273,310 for FY96.

The Committee also reviews and approves the salary levels and annual adjustments for the other executive officers of the Company. The salary levels for the other officers are based on the performance of each Officer, while taking into consideration the performance of the Company as measured by a combination of factors specified above.

Annual Bonus Plan

The annual bonus plan for the officers of the Company is designed to closely align the interests of the officers with the interests of the shareholders of the Company. As set forth in Mr. A.W. DeSio's employment agreement, an annual bonus is paid to the CEO in accordance with the growth in earnings per share
(EPS) of the Company's common stock. In addition, in the event that there is no growth in earnings per share over the prior year, but there is still substantial net income, the Committee may pay a discretionary bonus to the CEO and other officers. So that the interests of the other officers are similarly aligned, the officers are also eligible to receive annual bonuses in accordance with the increase in earnings per share, with adjustments made by the CEO to each individual officer's bonus, as well as discretionary bonuses based on net income.

Based on the previously described bonus arrangements, the CEO's bonus for FY96 was $113,800.


Stock Options

The Committee believes that there is a strong correlation between stock ownership and management performance. Accordingly, one of the major components of the officers' compensation is from the grant of stock options which helps to align their interests with those of the shareholders. In addition, the grant of stock options may sometimes be used as an additional incentive to encourage extraordinary efforts by management or individual officers.

Stock options are classified as long-term incentives and are intended to link the long-term interests of the executive with those of the Company's shareholders. Stock options will provide value to the optionee only when the price of MBE stock increases above the option price. All options are granted at fair market value, vest at the rate of 25% per year, and expire either five years after vesting or ten years after grant. The number of options granted is within the discretion of the Compensation Committee, which does consider the number of options granted in previous years.

Based on the guidelines described above, Mr. A. W. DeSio was granted options to buy 35,000 shares in May 1995.

                              Compensation Committee

                              James F. Kelly, Chairman
                              Michael Dooling
                              Joel Rossman
                              Harry Casari



                         REIMBURSEMENT OF DIRECTORS

Under the Stock Option Plan for Non-Employee ("Outside") Directors, which was approved by the shareholders on August 25, 1995, the outside directors received no compensation (other than expenses) in connection with attendance at Board meetings and received only a one-time grant of stock options, which will vest over a five year period. In addition, members of the Executive Committee, Audit Committee, and Compensation Committee receive $1,750 per year (and the Compensation Committee Chairman receives $3,000 per year). No fees are paid to members of the Nominating Committee. Directors who are also employees receive no compensation for performing their duties as Directors.


                        COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's equity securities to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission ("SEC"). Directors, officers and greater than 10% Shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal year 1996 its directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except for the following: in June 1988, a 20% stock split in the form of a dividend was paid to all shareholders but was inadvertently not disclosed on the subsequent Form 4 filings of Mr. Anthony W. DeSio. This was corrected in the Form 4 filing made on May 10, 1996, which also noted the inadvertent failure to report previously made gifts of 2,660 shares of stock to family and charity and the transfer of stock by Mr. DeSio and by Mr. DeSio's wife from their direct holdings into the DeSio Trust.



                      TRANSACTIONS WITH MANAGEMENT

The Company is currently involved in two transactions with Ralph Askar, who assumed the position of Vice President - Franchise Development in June 1995.

Before assuming that position, Mr. Askar had owned the MBE Area Franchise for the state of Colorado for over seven years. In January 1995, the Company repurchased the Colorado Area Franchise from Mr. Askar for the sum of $1.7 million. Mr. Askar received an $800,000 initial payment, with the balance of $900,000 to be paid over ten years at an interest rate of 8%.

In May 1995, in connection with Mr. Askar's acceptance of his position as Vice President of Franchise Development, the Company loaned Mr. Askar $200,000 to assist him in the purchase of his primary residence in San Diego. That loan, which bears interest at 9%, has a current principal balance of $101,878, which is all due and payable September 1, 1996. Mr. Askar's repayment obligations to the Company are secured by a right of offset retained by the Company in connection with the Company's obligation to pay a total of $900,000 to Mr. Askar for the repurchase of the Area Franchise as described above.


          ITEM NO. 2 - APPROVAL OF AMENDMENT TO MAIL BOXES ETC. 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE ("OUTSIDE") DIRECTORS


On August 25, 1996, the shareholders approved the adoption of the 1995 Stock Option Plan for Outside Directors. In order to make the Plan consistent in certain respects with the 1995 Stock Option Plan for Employees, and to further align the interests of the Directors with those of the shareholders, the Board of Directors has approved, subject to shareholder approval, the following amendments to the Plan:

1. amendment of Section 8 of the Plan, "Recapitalization" to eliminate any discretion on the part of the Board or Compensation Committee in the event of a recapitalization of the Company, involving a stock split, stock dividend or other similar event. The purpose of this amendment is to maintain, to the maximum extent possible, the ability of the Company, in the event of a merger or acquisition, to use the pooling of interests method of accounting;

2. addition of a provision mandating forfeiture of any outstanding stock options or proceeds of stock options of any outside director who acts in competition with the Company or contrary to the best interests of the Company after termination of service on the Board; and

3. addition of a provision providing immediate and accelerated vesting of options in the event of a merger, takeover, or other type of change in control of the stock of the Company.

While the Company currently has no plans regarding, and does not know of any plans or proposals regarding, any merger, takeover or other type of event involving a change in control of Company stock, the Board of Directors believes that the amendments proposed above are appropriate and are in the best interests of the shareholders.

The Board believes that these amendments to the Plan will be beneficial to the Company and its stockholders by further underscoring the common interests of the Directors and the stockholders in increasing the value of the Company's stock over the long term.

The foregoing summary description of the amendments to the Plan is qualified in its entirety by reference to the full text of the amendments to the Plan, which is attached to this Proxy Statement as Appendix A.



Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR approval of the amendments to the 1995 Stock Option Plan for Non-Employee Directors.



                       ITEM 3   SHAREHOLDER PROPOSAL

      The following proposal was submitted by a shareholder of the Company.
The shareholder's name, address, and information regarding the number of shares owned by the shareholder will be provided by the Company upon written or oral request to the Office of the Secretary of the Company.

                 Amendment of 1995 Employee Stock Option Plan


Reasons for Proposed Amendments

"Currently, under the 1995 Employee Stock Option Plan, the Committee administering the Plan has broad, liberal and sole discretion in:

a.   selecting a date to grant an employee a stock option;
b.   establishing the stock-option price per share; and
c.   determining the method for paying for shares.

"These decisions can directly affect share value and are too important to the Company's shareholders to be left to a small committee. Accordingly, to prevent any abuse of discretion, such as selecting grant dates at the lowest annual share price, the Plan should be amended to provide that:

a. the date for granting options will be one of two fixed annual dates, six months apart;
b. the option price will be an average price per share for 40 trading days following the option grant date; and
c.   payments for shares will be in cash.


Proposed Amendments to the Plan

"The following definitions shall be inserted into Section 2, Definitions:

(f) The words "Stock-Option Grant Date" refer to either May 15 or November 15 of a year.

(g) The words "Stock-Option Price" refer to a 40-day average of the closing price of a share of the Company's stock as quoted on National Association of Securities Dealers Automated Quotation System (NASDAQ) or any other stock exchange on the succeeding 40 trading days after the Stock-Option Grant Date on which the Committee has granted a stock option.

The first two sentences of Section 5, Administration of Plan, shall be deleted and two new sentences inserted:

"Within the limitations described in the Plan, the Committee shall administer the Plan, select the Employees to whom incentive stock options, nonqualified stock options, or both will be granted, determine the number of shares to be optioned and awarded to each Employee, and interpret, construe and implement the provisions of the Plan. If the Committee grants any stock options under the Plan, it shall grant those stock options only on a Stock-Option Grant Date."


Subsection 8(b) shall be deleted in its entirety and a new Subsection 8(b) inserted:

"(b) Price. The purchase price per share of stock deliverable on the exercise of an option shall be the Stock-Option Price as determined under the Plan."


The first three sentences of Subsection 8(e) shall be deleted and the following new sentences inserted:

"(e) Exercise of Option and Time and Method of Payment. Each Employee exercising an option under a Stock Option Agreement shall notify the Company's Secretary, in writing, and, concurrently, pay the Secretary, in cash or by check, the total of the Stock-Option Price times the number of shares being purchased. As soon as practicable afterwards, the Secretary shall cause a stock certificate to be issued and delivered in such Employee's name representing the shares purchased."

A new Subsection 8(g), Grant Date, shall be inserted:

"(g) Grant date. The date of grant of any stock options granted under the Plan shall be a Stock-Option Grant Date."


             THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE
              FOREGOING PROPOSAL FOR THE REASONS DISCUSSED BELOW.


The proponent requests amendment of the Employee Stock Option Plan to require

(a)  options be granted only on May 15 or November 15 of each year;
(b) the Stock Option exercise price be set, not on the grant date, but as determined by a 40-day average price following the grant date; and
(c)  that payment for all stock option exercises be only in cash.

The proposed amendments to the Employee Stock Option Plan requested by the proponent would not be in the best interests of the Corporation or its shareholders and would result in the following adverse consequences to the Company, its employees, and its shareholders.

                Adverse Effect on Executive Compensation Practices

Executive compensation is generally comprised of at least three basic elements: current salary, short-term bonus, and long-term incentives, such as stock options.

The Compensation Committee, composed exclusively of outside (non-employee) Directors, periodically reviews executive compensation studies conducted by independent organizations to ensure that the Company's total management compensation policies are consistent with those of other public companies of similar size.

If the proposed amendment were adopted and reduced the potential benefits available under the Stock Option Plan, the Compensation Committee, in order to retain qualified management personnel, would then have to adjust other elements of management's compensation policies (i.e., current salary and/or short-term bonuses) to maintain the competitiveness of its compensation package or risk the loss of some of its key executives to other companies. Therefore, shareholders would gain nothing by adopting the proposed amendments, and the Compensation Committee would be deprived of the flexibility necessary to establish a proper balance to the compensation package offered to its key executives.

Adverse Tax Consequences

The Employee Stock Option Plan is set up as a "qualified" plan under the Internal Revenue Code 422. This is a very common type of plan adopted by many public companies and results in substantial tax benefits to the individual employee and to the Corporation. Accordingly, adoption of such a plan is in the best interests of the Company's Shareholders. In order to remain in compliance with 422 of the Internal Revenue Code, the exercise price of a stock option cannot be lower than the fair market value (or market price) of the stock on the date of grant. Under the proponent's suggestion, the exercise price would be a "40-day average price" and could be lower than the fair market price on the date of grant. Accordingly, under the proponent's amendment, the Plan would not remain qualified under the Internal Revenue Code, which would be a significant disadvantage to the Company's employees. Since it is the goal of the Board of Directors to motivate the Company's employees to achieve the best results for the Corporation, the Board does not believe that this proposal is beneficial to the Corporation or its shareholders.

Adverse Accounting Treatment

Under the proponent's suggestion to set the option price at the "40-day average price" following the date of grant, the Company and its shareholders could suffer an adverse accounting impact. This would occur if the 40-day average price were less than the market price on the date of grant. Generally accepted accounting principles (GAAP) would then require that any difference in price be charged to the Company's earnings whether or not the options were ever exercised. This is required because the Company would essentially be granting a "below market price" option, which necessitates an immediate charge to current earnings. Obviously, any reduction in quarterly earnings would not be in the shareholders' best interests. In short, the Company would be unnecessarily penalizing itself by setting up a procedure which could require a charge to earnings and put the company at a competitive disadvantage.

Undue Restrictions On Ability Of Board To Operate

One of the obligations of the Company's Board of Directors and its Compensation Committee is to set compensation levels for the management of the Company and to administer the Company's Stock Option Plan, as well as other employee benefit plans. Although the Company's Stock Option Plan, like most other stock option plans, grants a significant amount of discretion to the Committee regarding operation of the Plan, the Directors on the Compensation Committee and the Board have clear legal obligations to carry out their duties in good faith and in the best interests of the Corporation. The Board of Directors believe that the suggestions made by the proponent would unnecessarily restrict the Compensation Committee and make it more difficult for them to carry out their responsibilities. If the Plan were amended to allow stock options to be granted on only two specific days each year, the Company would be at a significant competitive disadvantage in hiring top management officers since the Board would not be able to make timely grants of stock options if needed as an inducement to recruit such officers.

The proponent also proposes that all payments for the exercise of stock options be made only in cash. While it has been the longstanding practice of the Company to require cash payments in lieu of notes, there is no reason why such a requirement should be made mandatory nor any reason why payment in Company stock should not be acceptable. Payment in Company stock is expressly authorized under Internal Revenue Code 422, and most stock option plans do allow such payments. Whether payments are made in cash, or currently-owned Company stock, or otherwise, has no financial or accounting impact on the Company. In short, amending the Plan as proposed would unnecessarily restrict the Board in granting options to most effectively motivate officers and employees and would cause the Plan to become "nonqualified" under the federal tax laws, and thus reduce employee incentives. For these reasons, the Board believes that the proposal would not be in the best interests of the Company's shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS STRONGLY RECOMMENDS A
VOTE AGAINST THIS PROPOSAL.



                   RELATIONSHIP WITH INDEPENDENT AUDITORS

The firm of Ernst & Young LLP has been regularly employed by the Company for a number of years to serve as independent auditors and has been selected to serve as independent auditors for the Company for the fiscal year ending April 30, 1997. However, the Board of Directors, in its discretion, may at any time appoint other independent accountants to serve as auditors for the Company if the Board determines that such action is in the best interests of the Company and its shareholders.

It is expected that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. The representative will have the opportunity to make a statement and to respond to appropriate questions.



                               OTHER BUSINESS

The Company does not know of matters other than the foregoing that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the proxy holders to vote the shares represented by the Proxies in accordance with their best judgement.

The Company bears the cost of this solicitation. Proxies may be solicited by mail, telephone, telegraph or personally by Directors, officers or regular employees of the Company without remuneration other than normal employees' salaries. The Company will reimburse persons holding shares in their names or in the names of their nominees for expenses of forwarding proxy materials to their principals. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in forwarding the Board's soliciting material to the Company's beneficial shareholders.




                SHAREHOLDER PROPOSALS FOR 1997 PROXY STATEMENT

     Shareholders may submit proposals to be considered for inclusion in the Company's proxy statement for next year's annual meeting of shareholders, consistent with the regulations of the Securities and Exchange Commission. Such proposals must be received by the Secretary of the Company not earlier than February 14, 1997 and not later than March 14, 1997.

                         By Order of the Board of Directors



                         Bruce M. Rosenberg
                         Vice President, General Counsel
                              and Secretary



San Diego, California
July 12, 1996


                                 APPENDIX A

                            First Amendment to the
                                Mail Boxes Etc.
                           1995 Stock Option Plan for
                       Non-Employee ("Outside") Directors




Pursuant to Section 10(a) of the Mail Boxes Etc. 1995 Stock Option Plan for Non-Employee (Outside) Directors (the "Plan"), the Plan is hereby amended as follows:

1. Paragraph 8, Recapitalization, shall be deleted and replaced in its entirety by the following Paragraph 8:

     8. Recapitalization. In the event of any change in the outstanding shares of Company stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such adjustments shall be made in the Plan and the grants thereunder, including the exercise price of outstanding options, as are necessary, including any adjustments in the maximum number of shares referred to in Section 7 of the Plan. Such adjustments shall be conclusive and binding for all purposes of the Plan.

2.  The following paragraph (g) Forfeiture, is inserted into Section 6 of the
    Plan:

      6.  Terms, Conditions and Form of Options

                            *   *   *

     (g) Forfeiture.   In the event of termination of service on the Board as
     set forth under Paragraph (d) above, the exercise of any options already vested as of the date of termination of service shall be further subject to satisfaction of the conditions precedent that the option holder (a) has not taken other employment or agreed to provide services to others in competition with the Company, unless the written consent of the Company has been obtained, and (b) has not taken any action which is contrary to the best interests of the Company as determined by the Board of Directors in its sole discretion. If at any time within one year after termination of service the option holder engages in any activity described above, including, but not limited to, violation of Company policies (including insider trading policies), disclosing or misusing confidential information of the Company, or participating in a hostile takeover attempt of the Company, then (i) any outstanding options shall be immediately terminated, and (ii) any financial gain resulting from exercising any options during that time shall be paid by the option holder to the Company.

     Notwithstanding the foregoing provisions, the option holder may be released from the foregoing obligations if the Board of Directors (without the participation of any "interested" Director) determines in its sole discretion that such action is in the best interests of the Company.


3. The following new Section 9 is inserted into the Plan and existing Sections 9 through 12 are renumbered as Sections 10 through 13:


     9. Reorganization; Change in Control. In the event that the Company or the shareholders of the Company enter into an agreement to dispose of all or substantially all of the assets of the Company or to change control of the stock of the Company ("Reorganization Agreement") by means of a sale, merger, consolidation, reorganization, liquidation, or an issuance, sale, exchange, disposition or other transfer of the voting shares of stock of the Company resulting in a person (or group of affiliated persons) becoming the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's voting stock, or otherwise (other than any reorganization, merger, or consolidation affected solely to change the Company's state of incorporation) (each a "Reorganization"), all options then out-standing shall become immediately exercisable with respect to the full number of shares subject to all such options during the period begin-ning on the date of the Reorganization Agreement and ending on the second day prior to the Reorganization. Upon the consummation of the Reorganization, this Plan and any unexercised options issued hereunder (or any unexercised portion thereof) shall terminate and cease to be effective unless assumed pursuant to a written agreement by the successor corporation or parent or subsidiary thereof. Notwith-standing the foregoing, in the event that any Reorganization Agreement shall be terminated without consummating the Reorganization, any unexercised options that had become exercisable solely by reason of the provisions of this Section shall again become unaccrued and unexercisable as of said termination of the Reorganization Agreement. Any exercise of an option prior to said termination of the Reorganization Agreement shall remain effective notwithstanding that such option became exercisable solely by reason of the Company entering into such Agreement.

4. The remaining terms and conditions of the Plan shall remain in full force and effect.


                                  PROXY

       THIS PROXY IS SOLICITED ON BAHALF OF TH EBOARD OF DIRECTORS OF
                              MAIL BOXES ETC.

     The undersigned hereby (i) acknowledges receipt of the Notice and Proxy Statement dated July 12, 1996 relating to the Annual Meeting of Shareholders of Mail Boxes Etc. (the "Company") to be held August 23, 1996 and (ii) appoints Anthony W. DeSio, Michael Dooling, James F. Kelly and Bruce M. Rosenberg as proxies, with full power of substitution and authorizes them, or any of them, to vote all the shares of the no par value Commoon Stock of the Company standing in the name of the undersigned at said meeting or any adjournment thereof upon the matters specified below and upon such other matters as may be properly brought before the meeting, conferring discretionary authority upon such proxies as to such other matters.


The Board of Directors recommends a vote FOR Items 1 and 2.

The Board of Directors recommends a vote AGAINST Item 3.

Item 1 -  ELECTION OF DIRECTORS

Nominees: Michael Dooling       Robert J. DeSio
          A. W. DeSio           Joel Rossman
          James F. Kelly        Harry Casari
          Daniel L. La Marche

____  FOR    ____  WITHHELD FOR ALL


____________________________________  WITHHELD FOR (Write that nominees'
                                      name in the space provided)

Item 2 - APPROVAL OF AN AMENDMENT TO STOCK OPTION PLAN FOR NON-EMPLOYEE ("OUTSIDE") DIRECTORS

____ FOR    ____ AGAINST    ____ ABSTAIN


Item 3 -  SHAREHOLDER PROPOSAL-AMENDMENT TO EMPLOYEE STOCK OPTION PLAN

____ FOR    ____ AGAINST    ____ ABSTAIN


Unless otherwise specified by the undersigned shareholder, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3 and will be voted by the proxyholders at their discretion as to any other matters properly transacted at the Meeting or any adjournments thereof. To vote in accordance with the Board of Directors' recommendations, just sign below and date.
No boxes need to be checked.

Signature(s) ___________________________    Date_________________

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, adminstrator, trustee, or gaurdian, please give full title as such.